CARDIOVASCULAR SYSTEMS REPORTS FISCAL 2015
FOURTH-QUARTER FINANCIAL RESULTS

Conference Call Scheduled for Today, August 5, 2015, at 3:45 PM CT (4:45 PM ET)

•	Revenues grew to $48.5 million, a 22 percent increase over the fourth quarter of fiscal 2014

◦	Full-year fiscal 2015 revenues grew 33 percent, the second consecutive year of revenue growth in excess of 30 percent

•	FDA clears 4 French Diamondback 360® device and next-generation peripheral guide wire

•	COAST study completes enrollment, paving the way for product introduction in Japan

•	LIBERTY 360° study enrollment nears 1,000 patients, completion expected in early calendar 2016

St. Paul, Minn., August 5, 2015 – Cardiovascular Systems, Inc. (CSI) (NASDAQ: CSII), a medical device company developing and commercializing innovative interventional treatment systems for peripheral and coronary artery disease, today reported financial results for its fiscal fourth quarter and year ended June 30, 2015.

The company’s fourth-quarter revenues increased 22 percent to $48.5 million, from $39.6 million in the fourth quarter of fiscal 2014. Coronary product revenues grew 189 percent to $9.4 million, while peripheral product revenues grew 7 percent. Customer reorder revenues remained strong at 96 percent of total revenue, compared to 98 percent a year ago. While up significantly, revenue was slightly below guidance, primarily due to sales headcount being below the levels targeted in the company’s sales optimization and expansion plan during the quarter.

David L. Martin, CSI’s President and Chief Executive Officer, said, “Significant progress continued on our sales optimization plan in the fourth quarter. Cross training of our sales force to sell both peripheral and coronary products advanced with over 140 representatives now trained. Productivity goals were also achieved per representative, further validating that our dual application sales approach will provide attractive growth and lead to profitability in the future. The related sales force expansion, however, fell short of our targets, resulting in an average of approximately 9 open positions during the quarter. As a consequence, revenue was slightly below our expectations. We have taken actions to reach our planned sales force level by the end of the fiscal 2016 first quarter and beyond.”

CSI’s fiscal 2015 fourth-quarter gross profit margin increased to 78 percent from 77 percent. Net loss was $(8.7) million, or $(0.27) per common share, compared to a net loss of $(9.6) million, or $(0.31) per common share, in the fiscal 2014 fourth quarter. Adjusted EBITDA loss improved to $(4.1) million compared to $(5.9) million a year earlier. Overall, expense levels were lower than anticipated, primarily due to fewer sales representatives on board than expected.

Fiscal year 2015 revenues rose to $181.5 million, up 33 percent from the prior fiscal year. Peripheral product revenues grew 17 percent, while coronary product revenues reached $28.5 million in the first full year of commercialization. Gross margin increased to 78 percent compared to the prior-year’s 77 percent. Operating expenses rose 26 percent, reflecting planned investments, including sales force expansion and training, and coronary product commercialization. Adjusted EBITDA loss decreased by $(5.6) million to $(15.6) million, while the net loss totaled $(32.8) million, or $(1.04) per common share, compared to $(35.3) million, or $(1.25) per common share, in fiscal 2014.

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Cardiovascular Systems, Inc.
August 5, 2015

FDA Clears New Peripheral Devices
CSI continues to develop enhancements to its product line to further advance its leadership in treating calcified artery disease. In April, CSI announced that it has received FDA clearance for the new 4 French (4 Fr) 1.25 Solid Diamondback 360® Peripheral Orbital Atherectomy System (OAS) for the treatment of PAD.

Specifically, the clearance covered the company’s 145cm long, 4 Fr sheath compatible:

•	New 1.25mm Diamondback 360 Solid Crown; and

•	Modified 1.25mm Diamondback 360 Micro Crown.

Said Martin, “Last year we secured FDA clearance for our 60cm peripheral devices, which allows for new physician options to access sites in the foot, allowing physicians to more easily treat challenging lesions in the lower leg. This new clearance further expands our minimally invasive product portfolio with longer and enhanced devices. Physicians now have the ability to treat PAD below the knee through as small as 4 Fr access sites in the groin, or to treat the upper leg from foot access sites.”

For more information on CSI’s Diamondback Peripheral 145cm systems, click here.

In July, CSI secured another FDA clearance for its new ViperWire Advance® Peripheral Guide Wire with Flex Tip for use with the Peripheral OAS. The new guide wire provides physicians with improved flexibility, navigation and ease-of-use—particularly in hard-to-reach, tortuous vessels—when treating arterial calcium associated with PAD.

CSI anticipates launching ViperWire Advance with Flex Tip in August 2015. The guide wire is for use with CSI’s 145 cm Stealth 360® and Diamondback 360® Peripheral OAS. For more information on ViperWire, click here.

COAST Coronary Study Enrollment Completed
In July, CSI announced that it has completed enrollment for its Coronary Orbital Atherectomy System Trial (COAST) study. This study took place in both Japan and the United States, and was designed to assess the safety and efficacy, as well as economic outcomes, of CSI’s new Diamondback 360 Coronary Micro Crown Orbital Atherectomy System (OAS) in treating severely calcified coronary lesions in patients suffering from Coronary Artery Disease (CAD). As designed, a total of 100 patients were enrolled in the study.

Martin noted, “Data from this study will be key to securing approval for the use of the Diamondback 360 Coronary Micro Crown OAS in the world’s two largest atherectomy markets. We anticipate that the 30-day data from this study will be presented in calendar 2016.”

For the latest information on COAST, click here.

LIBERTY 360° Trial Enrollment Nears 1,000 Patients
LIBERTY 360° is a prospective, observational, multi-center clinical study evaluating acute and long-term clinical, quality of life and economic outcomes of endovascular device intervention in patients with distal outflow peripheral arterial disease.

Enrollment of patients in this study remains on track with nearly 1,000 patients enrolled. CSI is currently enrolling up to 1,200 patients in this study, which is expected to be completed in early calendar 2016.

Fiscal 2016 First-Quarter Outlook
Martin said, “We begin fiscal year 2016 as the market leader in atherectomy. Our unique, low-profile Diamondback 360 is the device physicians rely on to reduce calcified plaque and improve patient outcomes. We look forward to completing the optimization and expansion of our sales organization to drive further OAS adoption and help treat the millions of patients suffering from PAD and CAD.”

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Cardiovascular Systems, Inc.
August 5, 2015

First-quarter guidance reflects the June 30, 2015 expiration of the company’s exclusive distributorship of Asahi Intecc peripheral guide wires. For the fiscal 2016 first quarter ending September 30, 2015, CSI anticipates:

•	Revenue growth of 23 percent to 27 percent over the first quarter of fiscal 2015, excluding Asahi guide wire sales in the prior period, to a range of $48.5 million to $50.0 million;

•	Gross profit as a percentage of revenues of approximately 79 percent;

•	Operating expenses approximately 12 percent higher than the fourth quarter of fiscal 2015, primarily due to expansion of the sales force and timing of sales meetings and training; and

•	Net loss in the range of $(12.0) million to $(12.9) million, or loss per common share ranging from $(0.38) to $(0.40), assuming 32.0 million average shares outstanding.

Conference Call Today at 3:45 p.m. CT (4:45 p.m. ET)
Cardiovascular Systems, Inc. will host a live conference call and webcast of its fiscal fourth-quarter results today, August 5, 2015, at 3:45 p.m. CT (4:45 p.m. ET). To access the call, dial (877) 201-0168 and enter the access number 77041031. Please dial in at least 10 minutes prior to the call. To listen to the live webcast, go to the investor section of the company’s website, www.csi360.com, and click on the webcast icon.

For an audio replay of the conference call, dial (855) 859-2056 and enter 77041031. The audio replay will be available beginning at 6:45 p.m. CT on Wednesday, August 5, 2015, through 10:59 p.m. CT on Wednesday, August 12, 2015.

Use of Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), CSI uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables later in this release immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP.

About Peripheral Artery Disease (PAD)
As many as 18 million Americans, most over age 65, suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries (commonly the pelvis or leg) reducing blood flow. Symptoms include leg pain when walking or at rest. Left untreated, PAD can lead to severe pain, immobility, non-healing wounds and eventually limb amputation. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.

Millions of patients with PAD may benefit from treatment with orbital atherectomy utilizing the Stealth 360 and Diamondback 360 Peripheral Orbital Atherectomy Systems, minimally invasive catheter systems developed and manufactured by CSI. These systems use a diamond-coated crown, attached to an orbiting shaft, which sands away plaque while preserving healthy vessel tissue — a critical factor in preventing reoccurrences. Balloon angioplasty and stents have significant shortcomings in treating hard, calcified lesions. Stents are prone to fractures and high recurrence rates, and treatment of hard, calcified lesions often leads to vessel damage and suboptimal results.

About Coronary Artery Disease (CAD)
CAD is a life-threatening condition and a leading cause of death in men and women in the United States. CAD occurs when a fatty material called plaque builds up on the walls of arteries that supply blood to the heart. The plaque buildup causes the arteries to harden and narrow (atherosclerosis), reducing blood flow. The risk of CAD increases if a person has one or more of the following: high blood pressure, abnormal cholesterol levels, diabetes, or family history of early heart disease. According to the American Heart Association, 16.3 million people in the United States have been diagnosed with CAD, the most common form of heart disease. Heart disease claims more than 600,000 lives in the United States each year. According to estimates, significant arterial calcium is present in nearly 40 percent of patients undergoing a percutaneous coronary intervention (PCI). Significant calcium contributes to poor outcomes and higher treatment costs in coronary interventions when traditional therapies are used, including a significantly higher occurrence of death and major adverse cardiac events (MACE).

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Cardiovascular Systems, Inc.
August 5, 2015

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted 510(k) clearance for the use of the Diamondback Orbital Atherectomy System in peripheral arteries in August 2007. In October 2013, the company received FDA approval for the use of the Diamondback Orbital Atherectomy System in coronary arteries. To date, nearly 210,000 of CSI’s devices have been sold to leading institutions across the United States. For more information, visit the company’s website at www.csi360.com.

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) the expected optimization and expansion of our sales organization; (ii) the expectation that our hybrid sales strategy will provide attractive growth and lead to profitability in the future; (iii) the expectation that we will reach targeted headcount by the end of the first quarter of fiscal 2016 and beyond; (iv) the expected benefits and timing of the commercial launch of new products; (v) the LIBERTY 360° trial, including the number of patients expected to be enrolled and the timing of enrollment; (vi) the COAST trial, including the number of patients expected to be enrolled, the timing of enrollment, the potential to secure approval of the new micro crown OAS in the U.S. and Japan, and the expected timing of presentation of study data; (vii) anticipated revenue, gross profit, operating expenses, and net loss; and (viii) potential future growth of CSI, are forward-looking statements. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, our ability to manage employee turnover, growth and training; dependence on market growth; the reluctance of physicians, hospitals and other organizations to accept new products; the experience of physicians regarding the effectiveness and reliability of CSI’s products; actual clinical trial and study results; the potential for unanticipated delays in enrolling medical centers and patients for clinical trials; the impact of competitive products and pricing; the difficulty to successfully manage operating costs; fluctuations in quarterly results; agreements with third parties to sell their products; regulatory developments in the U.S. and foreign countries; FDA and international regulatory clearances and approvals; approval of our products for distribution in foreign countries; approval of products for reimbursement and the level of reimbursement; general economic conditions and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Product Disclosures:

Peripheral Products
The Stealth 360® PAD System and Diamondback 360® PAD System are percutaneous orbital atherectomy systems indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae. The systems are contraindicated for use in coronary arteries, bypass grafts, stents or where thrombus or dissections are present. Although the incidence of adverse events is rare, potential events that can occur with

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Cardiovascular Systems, Inc.
August 5, 2015

atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm.

Coronary Product
Indications: The Diamondback 360® Coronary Orbital Atherectomy System (OAS) is a percutaneous orbital atherectomy system indicated to facilitate stent delivery in patients with coronary artery disease (CAD) who are acceptable candidates for PTCA or stenting due to de novo, severely calcified coronary artery lesions.

Contraindications: The OAS is contraindicated when the ViperWire guide wire cannot pass across the coronary lesion or the target lesion is within a bypass graft or stent. The OAS is contraindicated when the patient is not an appropriate candidate for bypass surgery, angioplasty, or atherectomy therapy, or has angiographic evidence of thrombus, or has only one open vessel, or has angiographic evidence of significant dissection at the treatment site and for women who are pregnant or children.

Warnings/Precautions: Performing treatment in excessively tortuous vessels or bifurcations may result in vessel damage; The OAS was only evaluated in severely calcified lesions, A temporary pacing lead may be necessary when treating lesions in the right coronary and circumflex arteries; On-site surgical back-up should be included as a clinical consideration; Use in patients with an ejection fraction (EF) of less than 25% has not been evaluated. See the instructions for use before performing Diamondback 360 Coronary OAS procedures for detailed information regarding the procedure, indications, contraindications, warnings, precautions, and potential adverse events. For further information call CSI at 1-877-274-0901 and/or consult CSI’s website at www.csi360.com.

Caution: Federal law (USA) restricts this device to sale by or on the order of a physician.

Micro Crown OAS
CSI has commenced its COAST Investigational Device Exemption clinical trial to evaluate the safety and efficacy of its new micro crown orbital technology in treating severely calcified lesions within the coronary arteries. This new system is limited by federal law to investigational use and is currently not commercially available in the United States or Japan.

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Cardiovascular Systems, Inc.
August 5, 2015

Cardiovascular Systems, Inc.
Consolidated Statements of Operations
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2015	2014	2015	2014

Revenues	$48,454	$39,564	$181,544	$136,612
Cost of goods sold	10,873	9,115	39,520	31,041
Gross profit	37,581	30,449	142,024	105,571
Expenses:
Selling, general and administrative	38,270	33,727	143,684	117,994
Research and development	7,963	6,276	30,977	21,066
Total expenses	46,233	40,003	174,661	139,060
Loss from operations	(8,652)	(9,554)	(32,637)	(33,489)
Interest and other, net	(17)	(74)	(185)	(1,801)
Net loss	$(8,669)	$(9,628)	$(32,822)	$(35,290)

Net loss per common share:
Basic and diluted	$(0.27)	$(0.31)	$(1.04)	$(1.25)

Weighted average common shares used in computation:
Basic and diluted	31,752,184	30,959,038	31,547,711	28,295,758

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Cardiovascular Systems, Inc.
August 5, 2015

Cardiovascular Systems, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)
(unaudited)

	June 30,	June 30,
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$83,842	$126,592
Accounts receivable, net	30,830	21,383
Inventories	13,966	12,890
Prepaid expenses and other current assets	5,256	1,846
Total current assets	133,894	162,711
Property and equipment, net	32,883	15,297
Patents, net	4,511	3,823
Other assets	40	70
Total assets	$171,328	$181,901

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$ ─	$2,400
Accounts payable	9,763	9,703
Accrued expenses	20,125	17,626
Total current liabilities	29,888	29,729
Long-term liabilities
Other liabilities	2,005	117
Total liabilities	31,893	29,846
Commitments and contingencies
Total stockholders' equity	139,435	152,055
Total liabilities and stockholders' equity	$171,328	$181,901

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Cardiovascular Systems, Inc.
August 5, 2015

Cardiovascular Systems, Inc.
Supplemental Sales Information
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2015	2014	2015	2014

Device revenue	$42,988	$34,906	$161,280	$120,414
Other product revenue	5,466	4,658	20,264	16,198
Total revenue	$48,454	$39,564	$181,544	$136,612

Device units sold:
PAD	11,379	10,525	44,191	37,873
CAD	2,377	822	7,289	1,385
Total device units sold	13,756	11,347	51,480	39,258

New customers:
PAD	45	54	217	208
CAD (1)	71	25	230	46

Reorder revenue %	96%	98%	96%	97%

(1)Prior periods have been adjusted to exclude accounts in the early stage of product introduction and training.

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Cardiovascular Systems, Inc.
August 5, 2015

Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with GAAP, CSI uses a non-GAAP financial measure referred to as "Adjusted EBITDA" in this release.

Reconciliations of Adjusted EBITDA to the most comparable U.S. GAAP measure for the respective periods can be found in the table on the next page. In addition, an explanation of the manner in which CSI's management uses Adjusted EBITDA to conduct and evaluate its business, the economic substance behind management's decision to use Adjusted EBITDA, the substantive reasons why management believes that Adjusted EBITDA provides useful information to investors, the material limitations associated with the use of Adjusted EBITDA and the manner in which management compensates for those limitations is included following the reconciliation table.

Cardiovascular Systems, Inc.
Adjusted EBITDA
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2015	2014	2015	2014

Loss from operations	$(8,652)	$(9,554)	$(32,637)	$(33,489)
Add: Stock-based compensation	3,679	3,246	14,718	10,928
Add: Depreciation and amortization	904	385	2,321	1,367
Adjusted EBITDA	$(4,069)	$(5,923)	$(15,598)	$(21,194)

Use and Economic Substance of Non-GAAP Financial Measures Used by CSI and Usefulness of Such Non-GAAP Financial Measures to Investors
CSI uses Adjusted EBITDA as a supplemental measure of performance and believes this measure facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by depreciation and amortization expense and non-cash charges such as stock based compensation. CSI's management uses Adjusted EBITDA to analyze the underlying trends in CSI's business, assess the performance of CSI's core operations, establish operational goals and forecasts that are used to allocate resources and evaluate CSI's performance period over period and in relation to its competitors' operating results. Additionally, CSI's management is evaluated on the basis of Adjusted EBITDA when determining achievement of their incentive compensation performance targets.

CSI believes that presenting Adjusted EBITDA provides investors greater transparency to the information used by CSI's management for its financial and operational decision-making and allows investors to see CSI's results "through the eyes" of management. CSI also believes that providing this information better enables CSI's investors to understand CSI's operating performance and evaluate the methodology used by CSI's management to evaluate and measure such performance.

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Cardiovascular Systems, Inc.
August 5, 2015

The following is an explanation of each of the items that management excluded from Adjusted EBITDA and the reasons for excluding each of these individual items:

-- Stock-based compensation. CSI excludes stock-based compensation expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement. CSI's management also believes that excluding this item from CSI's non-GAAP results is useful to investors to understand the application of stock-based compensation guidance and its impact on CSI's operational performance, liquidity and its ability to make additional investments in the company, and it allows for greater transparency to certain line items in CSI's financial statements.

-- Depreciation and amortization expense. CSI excludes depreciation and amortization expense from its non-GAAP financial measures primarily because such expenses, while constituting ongoing and recurring expenses, are not expenses that require cash settlement and are not used by CSI's management to assess the core profitability of CSI's business operations. CSI's management also believes that excluding these items from CSI's non-GAAP results is useful to investors to understand CSI's operational performance, liquidity and its ability to make additional investments in the company.

Material Limitations Associated with the Use of Non-GAAP Financial Measures and Manner in which CSI Compensates for these Limitations
Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP. Some of the limitations associated with CSI's use of these non-GAAP financial measures are:

-- Items such as stock-based compensation do not directly affect CSI's cash flow position; however, such items reflect economic costs to CSI and are not reflected in CSI's "Adjusted EBITDA" and therefore these non-GAAP measures do not reflect the full economic effect of these items.

-- Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than CSI, limiting the usefulness of those measures for comparative purposes.

-- CSI's management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures CSI uses. CSI compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only supplementally. CSI provides full disclosure of each non-GAAP financial measure

-- CSI uses and detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. CSI encourages investors to review these reconciliations. CSI qualifies its use of non-GAAP financial measures with cautionary statements as set forth above.

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	PadillaCRT Marian Briggs (612) 455-1742 marian.briggs@padillacrt.com Matt Sullivan (612) 455-1709 matt.sullivan@padillacrt.com
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